Exhibit 99.1

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(973) 290-0080                      55 MADISON AVENUE, MORRISTOWN, NJ  07960
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                             FOR IMMEDIATE RELEASE


  ACCESS INTEGRATED TECHNOLOGIES' SUBSIDIARY, CHRISTIE/AIX, RECEIVES COMMITMENT
   FOR 7-YEAR, $217 MILLION SENIOR CREDIT FACILITY FROM GE COMMERCIAL FINANCE

-NEW FACILITY TO PROVIDE PROJECT FUNDING FOR ON-GOING DIGITAL CINEMA CONVERSION-

MORRISTOWN, N.J., MARCH 28, 2006 -- ACCESS INTEGRATED TECHNOLOGIES, INC. ("ACCESSIT") (AMEX: AIX) today announced its subsidiary, Christie/AIX, has received a commitment from GE Commercial Finance's Global Media & Communications business for a $217 million senior credit facility. The facility will be used to provide Christie/AIX and its parent company, ACCESSIT, financing for funding future capital equipment outlays contemplated under its ongoing 4,000-screen digital cinema rollout.

The company anticipates that upon the closing of this new loan facility, together with ACCESSIT's approximately $75 million equity investment, the company will have substantially all of the necessary capital to fund the previously announced 4,000-screen digital cinema rollout by Christie/AIX. Christie/AIX has already contracted to install 2,300 digital cinema systems at Carmike Cinemas, the nation's third largest movie exhibitor, 67 screens at Galaxy Theatres and recently completed the rollout of more than 153 screens at two exhibitors, Emagine and UltraStar. ACCESSIT had previously funded the installation of the initial 300 systems through equity capital financings for its subsidiary.

Bud Mayo, chairman and chief executive officer of ACCESSIT, commented: "One of the key elements in our Christie/AIX deployment plan was the creation of a business model that would provide third party financing sources with the opportunity to participate in the wide-spread adoption of digital cinema. With this commitment in place from GE, one of the pre-eminent lenders to the entertainment industry, the steadily increasing and predictable cash flows generated by virtual print fees we expect will enable us to flexibly fulfill our rollout commitments while reducing our reliance on equity financing."

"GE continues to be committed to serving the entertainment industry, and we are excited to broaden that commitment by providing Christie/AIX with a flexible funding solution that will allow it to continue its leading role in enabling the industry to make its critical and long anticipated transition to digital," said Ralph Willis, a managing director of GE Commercial Finance.

The commitment by GE is subject to certain closing conditions, including the execution of a loan agreement satisfactory to GE and Christie/AIX.

ACCESSIT's Christie/AIX unit serves as the funding vehicle and administrator for the company's 4,000-screen digital cinema rollout plan, which has expanded significantly from the number of screens originally announced in June 2005. Christie/AIX will act as the administrator and financing intermediary between content-owners -- major studios and independent distributors, among others -- and exhibitors who will receive turnkey, Digital Cinema systems in conformance with DCI specifications, including 2K DLP Cinema(R) projectors and related hardware and software. To date, Christie/AIX has been contracted to install more than 2,500 systems in thirty-nine states and has completed the rollout of close to 180 screens for exhibitors including Emagine, UltraStar, Galaxy and Carmike Cinemas.

ACCESS INTEGRATED TECHNOLOGIES, INC. (ACCESSIT) is the industry leader in offering a fully managed storage and electronic delivery service for owners and distributors of digital content to movie theaters and other venues. Its studio-backed 4,000 screen ongoing deployment of digital systems is the first and the largest of its kind in the world. Supported by a robust platform of fail-safe Internet data centers, ACCESSIT is able to leverage the market-leading role of its Theatrical Distribution System (TDS) with its innovative digital delivery capabilities and in-theatre software systems to provide the highest level of technology available to enable the emerging Digital Cinema industry to transition from film without changing workflows. For more information on ACCESSIT, visit www.accessitx.com.


GE COMMERCIAL FINANCE - GLOBAL MEDIA & COMMUNICATIONS represents a one-stop source for the comprehensive range of GE's lending and other structured financial services offered to the telecom, media, technology and sports & entertainment marketplace. Global Media & Communications has over $5 billion in assets, offices in Atlanta, Chicago, London, New York, Norwalk, San Francisco and resources in Asia-Pacific. For more information, please visit gegmc.com


This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

SAFE HARBOR STATEMENT
Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of ACCESSIT officials during presentations about ACCESSIT, along with ACCESSIT's filings with the Securities and Exchange Commission, including ACCESSIT 's registration statements, quarterly reports on Form 10-QSB and annual report on Form 10-KSB, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects", "anticipates", "intends", "plans", "could", "might",
"believes", "seeks", "estimates" or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by ACCESSIT's management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about ACCESSIT, its technology, economic and market factors and the industries in which ACCESSIT does business, among other things. These statements are not guarantees of future performance and ACCESSIT undertakes no specific obligation or intention to update these statements after the date of this release. DLP Cinema(R) is a registered trademark of Texas Instruments Inc.


                                           # # #
Contact:

Suzanne Tregenza Moore                    Michael Glickman
ACCESSIT                                  The Dilenschneider Group
55 Madison Avenue                         212.922.0900
Suite 300
Morristown, NJ  07960
www.accessitx.com

Ned Reynolds
GE Commercial Finance
203.229.5717